UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 18, 2013, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $4.45 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2013 with the exception of the Company’s appraised real estate properties, which were appraised as of November 30, 2013. There have been no material changes between (i) September 30, 2013 with respect to the Company’s other assets and the Company’s liabilities and November 30, 2013 with respect to the Company’s appraised real estate properties and (ii) the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share, with the exception of the declaration and payment of a distribution to stockholders of record as of the close of business on November 8, 2013, and subsequently paid on December 5, 2013, in the aggregate amount of $75.0 million, or $0.3950 per share of common stock. This distribution was funded from the Company’s proceeds from the sales of real estate and cash flow from operations. The impact of this distribution is reflected in the estimated value per share above, and excluding the impact of this distribution, the Company’s estimated value per share of common stock would be $4.85. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”) and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs issued by the Investment Program Association (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal of methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s recommendation and valuation of the Company’s real estate properties was based on either (i) appraisals of certain of the Company’s real estate properties performed by Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm, and based on the methodologies and assumptions described further below; or (ii) the contractual sales prices less actual or estimated closing costs in the case of properties that were under contract to sell as of the date of this filing or properties sold subsequent to September 30, 2013.
The Company engaged Duff & Phelps to provide appraisals for the Company’s historical real estate properties, except for one property that was sold subsequent to September 30, 2013. In addition, the Company engaged Duff & Phelps to perform appraisals for all but 11 of the GKK properties(1). The 11 GKK properties not valued by Duff & Phelps either were under contract to sell as of the date of this filing or were sold subsequent to September 30, 2013. Duff & Phelps prepared appraisal reports summarizing key inputs and assumptions of its appraisals.
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(1) During the year ended December 31, 2011, the Company entered into a collateral transfer and settlement agreement (the “Settlement Agreement”) to effect the orderly transfer of certain assets and liabilities to the Company in satisfaction of the debt owed to the Company by the borrower under the Company’s $500 million GKK mezzanine loan investment. The real estate properties indirectly transferred to the Company under the Settlement Agreement are referred to herein as the GKK properties. The estimated value of the real estate transferred was $1,806.1 million. In addition, the Company assumed $1,544.0 million of mortgage debt and approximately $203.0 million of other net assets.

The Advisor used the appraisals of the Company’s real estate properties prepared by Duff & Phelps, together with the Advisor’s valuation of each of the Company’s other assets and the Company’s liabilities, to calculate and recommend an estimated value per share of the Company’s common stock. Upon the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by Duff & Phelps and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $4.45 as the estimated value per share of the Company’s common stock. At a special meeting of the board of directors, the board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $4.45 as the estimated value per share of common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of December 18, 2013 as well as the calculation of the Company’s prior estimated value per share as of December 18, 2012:

	December 18, 2013 Estimated Value per Share	December 18, 2012 Estimated Value per Share (3)	Change in Estimated Value per Share
Real estate properties - historical (1)	$3.66	$4.51	$(0.85)
Real estate held for sale	0.48	—	0.48
Real estate - GKK properties (including properties held for sale) (1)	4.05	8.92	(4.87)
Foreclosed real estate held for sale	0.11	0.14	(0.03)
Real estate loans receivable	0.13	0.13	—
Real estate securities	0.10	—	0.10
Pledged government securities	—	0.46	(0.46)
Investments in joint ventures	0.15	0.13	0.02
Cash and restricted cash	1.13	1.17	(0.04)
Other assets	0.59	0.17	0.42
Mortgage and other debt obligations (2)	(5.17)	(9.92)	4.75
Other liabilities	(0.38)	(0.53)	0.15
Estimated value per share prior to December 5, 2013 distribution payment	$4.85	$5.18	$(0.33)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Distributions paid on December 5, 2013	(0.40)	—	(0.40)
Total estimated value per share	$4.45	$5.18	$(0.73)
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(1) The decrease in value was primarily due to real estate property sales and to an overall decrease in the value of the remaining real estate properties.
(2) The decrease in mortgage and other debt obligations was primarily due to the repayment of principal related to asset sales and ongoing principal amortization payments. The decrease was partially offset by an increase in the mortgage debt fair value as discussed in note (2) of the table below.
(3) The December 18, 2012 estimated value per share was based upon the recommendation and valuation of the Advisor. The Company engaged Duff & Phelps to review the assumptions and methodologies applied by the Advisor in the Advisor’s real estate valuation in accordance with a set of limited procedures and to perform valuations for the majority of the GKK properties. For more information relating to the December 18, 2012 estimated value per share and the assumptions and methodologies applied by the Advisor, and Duff & Phelps’ valuation of the GKK properties, see the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2012.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the major contributors to the decrease in the estimated value per share from $5.18 to $4.45. The changes are not equal to the change in values of each asset and liability group presented in the table above due to asset sales, loan payments and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share. The decrease in the Company’s estimated value per share was due to the following:

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share
Distributions paid on December 5, 2013	$(75,016)	$(0.40)
Real estate investments (including historical and GKK properties)	(33,791)	(0.18)	(1)
Capital expenditures on real estate (including historical and GKK properties)	(25,333)	(0.13)
Mortgage debt	(22,584)	(0.12)	(2)
Real estate securities	10,263	0.05	(3)
Undistributed operating cash flows	13,439	0.07	(4)
Other changes, net	(5,551)	(0.02)	(5)
	$(138,573)	$(0.73)	(6)
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(1) Includes one historical real estate property that was sold subsequent to September 30, 2013 and 11 GKK properties that were under contract to sell as of the date of this filing or were sold subsequent to September 30, 2013. The estimated values for the properties sold or under contract to sell were based on contractual sales price less actual or estimated closing costs.
(2) The change in the value of the notes payable is due to the notes being one year closer to maturity (based on the fair value methodology, the value of the notes payable accrete towards their face value as they get closer to maturity) and due to changes in market interest rates assumed in valuing the notes payable as compared to prior year.
(3) The change in value of the real estate securities is based on the gain on sale of 1,294,102 shares of common stock of Gramercy Property Trust, Inc. (“Gramercy”), the unrealized gain on the outstanding 2,705,898 shares of Gramercy common stock held by the Company as of September 30, 2013 and the unrealized gain on two million shares of Class B-2 non-voting common stock of Gramercy (which were converted to two million shares of common stock of Gramercy on December 6, 2013) adjusted for lack of marketability as of September 30, 2013.
(4) Amount includes operating cash flows from real estate properties that were under contract to sell as of the date of this filing or were sold subsequent to September 30, 2013, which may not provide future operating cash flows.
(5) “Other changes, net” consists of various unrelated insignificant items.
(6) The reconciliation of total change in estimated value does not reflect $6.2 million used to fulfill redemption requests in accordance with the Company’s share redemption program, as such redemptions resulted in no change to the estimated valuer per share because, while the gross net asset value was reduced by the $6.2 million of redemptions, it also resulted in a corresponding decrease in the number of shares outstanding.
FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or defeasance costs that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. As of December 18, 2013, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:

Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise 20 of the Company’s historical real estate properties and 406 GKK properties. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company pays to Duff & Phelps is based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real estate property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, Duff & Phelps did not, and was not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Duff & Phelps relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect Duff & Phelps’ analysis and conclusions.  Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Duff & Phelps’ analyses.
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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to deliver appraisal reports with respect to certain of the Company’s properties and Duff & Phelps will receive fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal and valuation services for the Company and its affiliates and have received fees in connection with such services. In connection with prior valuations of the Company’s shares, the Company engaged Duff & Phelps to provide valuations of certain of the Company’s properties and to provide a review, based on a limited set of procedures, of the methodologies and assumptions used by the Advisor in valuing certain properties. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the valuations and appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal and valuation reports.

Although Duff & Phelps considered any comments received from the Company or the Advisor to its appraisal reports, the final appraised values of the Company’s real estate properties appraised by Duff & Phelps were determined by Duff & Phelps.  The appraisal reports for the Company’s real estate properties appraised by Duff & Phelps are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Company’s real estate properties. While Duff & Phelps is responsible for providing appraisals for the Company’s real estate properties, Duff & Phelps is not responsible for, did not calculate, and did not participate in, the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Historical Real Estate Properties
As of September 30, 2013, the Company owned 21 real estate properties (excluding the GKK properties) consisting of office and industrial properties. The Company engaged Duff & Phelps to provide appraisals for these historical investments, with the exception of one property that was sold subsequent to September 30, 2013 and was valued based on the sales price less estimated closing costs. Duff & Phelps appraised the other 20 of the Company’s historical real estate properties, using various methodologies including the direct capitalization approach, 10-year discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisals of each of these 20 historical real estate properties.  Duff & Phelps calculated the discounted cash flow value of these 20 historical real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the properties the Company owns based on recent comparable market transactions, adjusted for unique property and market-specific factors.
The total appraised value of the Company’s 20 historical real estate properties appraised by Duff & Phelps using the valuation methods described above was $708.9 million. The estimated value for the historical real estate property sold subsequent to September 30, 2013 was $78.3 million. Based on all of the information obtained from these various sources the estimated value of the 21 historical real estate properties was $787.2 million, compared to a total cost basis, including acquisition fees and expenses and capital expenditures through September 30, 2013, of $1,024.6 million.
The following summarizes the key assumptions that Duff & Phelps used in the 10-year discounted cash flow models to appraise these 20 historical real estate properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.25% to 8.75%	7.31%
Discount rate	7.25% to 11.0%	8.08%
Annual net operating income growth rate (1)	(0.6)% to 10.3%	5.38%
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(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the appraised value of the Company’s real estate properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the 20 real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.09	$(0.08)	$0.13	$(0.11)
Discount rates	0.07	(0.07)	0.12	(0.12)

GKK Properties
As of September 30, 2013, the GKK properties (including 21 properties that were held for sale and seven properties that were held for non-sale disposition) consisted of 417 bank branch properties, office buildings, operations centers and other properties. The Company engaged Duff & Phelps to provide appraisals for 406 of the GKK properties. The total appraised value for these 406 GKK properties totaled $756.0 million. With respect to 11 GKK properties that were under contract to sell as of the date of this filing or were sold subsequent to September 30, 2013, the estimated value was based on contractual sale prices, net of actual or expected selling costs. The estimated value for these 11 GKK properties was $13.0 million. Based on all of the information obtained from these various sources, the estimated value of the GKK properties was $769.0 million as of September 30, 2013, compared to a total cost basis, including capital expenditures through September 30, 2013, of $752.8 million.
Duff & Phelps appraised 352 of the GKK properties using the direct capitalization method, which applies a current market capitalization rate to the properties’ net operating income. In cases where a property was not stabilized, the estimated value was based on a stabilized property reduced for capital costs that would be incurred to lease up the property. The following summarizes the key assumption that was used to appraise these 352 GKK properties:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
5.50% to 11.50%	8.01%
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the appraised value of the 352 GKK properties that Duff & Phelps valued using the direct capitalization method and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the direct capitalization rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the 352 GKK properties valued by Duff & Phelps using the direct capitalization method. Additionally, the table below illustrates the impact on the estimated value per share if the capitalization rates were adjusted by 5% in accordance with the IPA guidance.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Capitalization rates	$0.12	$(0.12)	$0.20	$(0.18)
Duff & Phelps appraised 25 of the GKK properties by performing a 10-year discounted cash flow analysis. The following table summarizes the key assumptions that were used by Duff & Phelps in the discounted cash flow models to appraise these 25 GKK properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.50% to 9.25%	8.82%
Discount rate	7.00% to 11.50%	10.70%
Annual net operating income growth rate (1)	(3.01)% to 41.36%	4.03%
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(1) The net operating income CAGRs reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.

While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the appraised value of these 25 GKK properties and, thus the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the 25 GKK properties valued by Duff & Phelps using the discounted cash flow analysis. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.01	$(0.01)	$0.01	$(0.01)
Discount rates	0.01	(0.01)	0.02	(0.01)
The remaining 29 GKK properties were appraised by Duff & Phelps using a present value cash flow analysis as the Company does not have a fee ownership interest in these GKK properties (with the exception of one vacant building with a long-term ground lease), but instead holds leasehold interests in the properties.
Finally, each 1% change in the appraised or estimated value of real estate, including both historical REIT properties and GKK properties, would result in a change of $0.08 to the Company’s estimated value per share.
Foreclosed Real Estate Held‑for‑Sale
The estimated value for the Company’s foreclosed condos held-for-sale is equal to their book value of $21.5 million as of September 30, 2013, which the Advisor believes approximates net realizable value. The Advisor believes the book value of the foreclosed condos held-for-sale is fully recoverable upon the sales of the condos.
Real Estate Loans Receivable
The estimated values for the Company’s real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, but do not equal the book value of the loans in accordance with GAAP. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates it will receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2013, the Company owned four real estate loans receivable, consisting of a mortgage loan, a mezzanine loan and two B-notes. The cost of the Company’s real estate loans receivable, including origination fees and costs but excluding principal repayments, was $28.0 million. As of September 30, 2013, the fair value of the Company’s investments in real estate loans receivable was $25.5 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 2.8 years, was approximately 15.0%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loans receivable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Real Estate Securities
The estimated value of the Company’s real estate securities of $19.3 million is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

Participation Interest in Unconsolidated Joint Venture
As of September 30, 2013, the Company held an interest in an unconsolidated joint venture through which the Company has been granted a participation interest in certain future profits generated by the joint venture. The Advisor estimated the value of the Company’s participation interest in this unconsolidated joint venture using a discounted cash flow analysis of the expected distributions to the Company. The cash flow estimates used in the analysis were based on the Company’s participation interest in the estimated cash flows available after paying debt service and making distributions to the other joint venture members until such members have received distributions sufficient to recover the entire amount of their invested capital plus a stipulated return. The cash flow estimates of the joint venture were reviewed by the Advisor. As of September 30, 2013, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $0 and $28.0 million, respectively. The estimated value of the Company’s unconsolidated joint venture for purposes of the Company’s estimated value per share was calculated by applying a 12% discount rate to the estimated cash flows for a total value of $0.15 per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rate of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values as disclosed in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions the Company expects to exercise, and the discount rates were based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan to value ratio and type of collateral.
As of September 30, 2013, the fair value and carrying value of the Company’s notes payable were $981.7 million and $974.7 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 4.4 years, was approximately 5.1%. The table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.03)	$0.03	$(0.02)	$0.02
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair values due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the respective investments. Additionally, the Company excluded other net assets of approximately $4.8 million from the valuation related to certain real estate properties for which the estimated value was less than the face amount of the related notes payable secured by such properties. The Company believes that these properties may be foreclosed upon or otherwise turned over to the respective lenders in the near future and the value of the other assets may not ever be realized. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.

Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 2013 customer account statements that will be mailed in January 2014. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 18, 2013 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, as of September 30, 2013 with the exception of the Company’s appraised real estate properties, which were appraised as of November 30, 2013. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or defeasance costs that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in December 2014, in accordance with the recommended IPA guidelines, but is not required to update the estimated value per share more frequently than every 18 months.
Share Redemption Program
In accordance with the Company’s share redemption program, once the Company establishes an estimated value per share, the redemption price for stockholders eligible to participate is equal to the estimated value per share. The Company redeems shares on the last business day of each month. Effective for the December 31, 2013 redemption date, the redemption price for all stockholders is $4.45 per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2013 in the case of the December 31, 2013 redemption date.
The Company’s share redemption program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which is $10.0 million in the aggregate for the calendar year 2013 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. On December 18, 2013, the Company’s board of directors approved the same annual dollar limitation of $10.0 million in the aggregate for the calendar year 2014 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. See the Company’s Annual Report on Form 10-K for the period ended December 31, 2012 for a description of the amended and restated share redemption program. The complete plan document is filed as an exhibit to the Company’s Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$5.18	December 18, 2012	Current Report on Form 8-K, filed December 19, 2012
$5.16	March 22, 2012	Current Report on Form 8-K, filed March 26, 2012
$7.32	December 2, 2010	Current Report on Form 8-K, filed December 10, 2010
$7.17	November 20, 2009	Current Report on Form 8-K, filed November 23, 2009
Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Duff & Phelps’ or the Company’s and the Advisor’s best estimates as of December 18, 2013, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the borrowers under the Company’s loan investments continuing to make required payments under the loan documents; the Company’s ability to sell real estate properties at the times and at the prices it expects; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s real estate-related investments; the Company’s ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; the ability of the Company to sell assets to make required amortization payments and principal payments on its debt obligations and to fund its short and long-term liquidity needs; the Company’s ability to successfully operate and sell the GKK properties given current economic conditions and the concentration of the GKK properties in the financial services sector; the significant debt obligations the Company has assumed with respect to the GKK properties; the Advisor’s limited experience operating and selling bank branch properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in Part II, Item IA of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 19, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer